DAVID M. GOLDSTEIN
                                                Group General Counsel and
                                                Group Vice President

                                                Transamerica Life
                                                Insurance Company
                                                1150 South Olive Street
                                                Los Angeles, CA  90015-2211

                                                Telephone 213-742-3878
                                                Fax 213-741-3813
                                                david.goldstein@transamerica.com
   September 30, 2008



   Board of Directors
   Transamerica Life Insurance Company
   4333 Edgewood Road, NE
   Cedar Rapids, IA 52499-0001

           RE: Separate Account VUL-2
               Transamerica Lineage VUL
               File No. 811-08997

   To The Board of Directors:

   In my capacity as Group General Counsel and Group Vice president of Transamerica Life Insurance Company ("TLIC"), I have participated in the preparation and review of the Initial Registration Statement on Form N-6 filed with the Securities and Exchange Commission under the Securities Act of 1933 for the purpose of changing the Depositor of the modified single payment variable life insurance contracts (the "Contracts") issued under Transamerica Life Insurance Company Separate Account VUL-2 (formerly, Separate Account VUL-2 of Transamerica Occidental Life Insurance Company) (the "Account") from Transamerica Occidental Life Insurance Company ("TOLIC") to Transamerica Life Insurance Company. The Account was established pursuant to a resolution of the Board of Directors of TOLIC, as a separate account for assets applicable to the Policy, pursuant to the provisions of Iowa Insurance Law.

   I am of the following opinion:

   1. TLIC has been duly organized under the laws of Iowa and is a validly existing corporation.

   2. The Account has been duly created and is validly existing as a separate account pursuant to the aforesaid provision of Iowa Insurance Law.

   3. That the portion of the assets of the Account equal to the reserves and other liabilities for variable benefits under the Contracts is not chargeable with liabilities arising out of any other business TLIC may conduct. Assets allocated to the fixed account under the Contracts, however, are part of TLIC's general account and are subject to TLIC's general liabilities from business operations.

   4. The Contracts are legal and binding obligations of TLIC in accordance with their terms.



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   Board of Directors
   September 30, 2008
   Page Two




   In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

   I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

   Very truly yours,





   David M. Goldstein

   DMG:mv